Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS FOURTH QUARTER AND

YEAR END OPERATING RESULTS

IRVINE, CA (March 17, 2008) — Cortex Pharmaceuticals, Inc. (AMEX: COR, http://www.cortexpharm.com) reported a net loss of $3,273,000, or $0.07 per share for the quarter ended December 31, 2007 compared with a net loss of $3,462,000, or $0.10 per share for the corresponding prior year period. Non-cash stock-based compensation charges for the quarters ended December 31, 2007 and 2006 totaled approximately $533,000 and $625,000, respectively.

For the fiscal year ended December 31, 2007, Cortex reported a net loss of $12,969,000, or $0.31 per share compared to a net loss of $16,055,000, or $0.47 per share for the corresponding prior year period. Non-cash stock-based compensation charges for the years ended December 31, 2007 and 2006 approximated $2,237,000 and $3,231,000, respectively, with the decrease due to a decrease in stock options granted during 2007 relative to 2006, and the vesting schedules for outstanding options.

Year-to-date operating results reflect decreased preclinical and clinical development expenses given that Cortex only recently was able to re-activate some of its clinical activities. The company’s development plans for 2008 include two Phase IIa human clinical studies of AMPAKINE® CX717 as a potential acute treatment for respiratory depression.

As recently reported, Cortex has received approval from the German regulatory authority to proceed with both of these clinical trials. One study will evaluate whether the pre-administration of CX717 may prevent the respiratory depression induced by the opiate alfentanil, while preserving alfentanil’s pain relieving effects. A second study will seek to determine the optimal dose of CX717 in order to prevent respiratory depression. Related results from these studies are anticipated in late second quarter and early third quarter of 2008.

Cortex believes that CX717 may improve the safety margin for giving powerful pain relievers following surgical procedures, and thereby provide a valuable tool for anesthesiologists and surgeons to optimize pain management in their patients.

Studies of CX717 in animal models have demonstrated that the drug can be used both to prevent and to rescue the animal from opiate-induced respiratory depression. It also has been shown that a dose response effect on respiratory depression can be obtained after oral administration in animal models.

Cortex recently re-initiated its Phase IIa PET imaging studies with CX717 in Alzheimer’s disease. During 2008, Cortex also anticipates entering into Phase I human clinical trials with CX1739, a follow-on compound. Necessary toxicology studies for this compound are already underway and expected to be completed in June 2008.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with Schering-Plough (formerly N.V. Organon) for the treatment of schizophrenia and depression In December 2006, Cortex terminated the research collaboration with Servier enabling Cortex to pursue the use of AMPAKINE compounds in the treatment of neurodegenerative diseases on a global basis. However, Servier retained the rights to three compounds developed during the collaboration for further development for the treatment of neurodegenerative diseases. Cortex may receive additional milestones and royalties if either Schering-Plough or Servier is successful in developing and commercializing AMPAKINE compounds.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended December 31,		Fiscal year ended December 31,
	2007	2006	2007		2006
	(Unaudited)	(Unaudited)
Revenues	$—	$313	$	— $	1,177
Operating expenses (A):
Research and development	2,384	2,899		9,327	13,262
General and administrative	1,141	1,012		4,320	4,616

Total operating expenses	3,525	3,911		13,647	17,878

Loss from operations	(3,525)	(3,598)		(13,647)	(16,701)
Interest income, net	252	136		678	646

Net loss	$(3,273)	$(3,462)		$(12,969)	$(16,055)

Loss per share:
Basic and diluted	$(0.07)	$(0.10)		$(0.31)	$(0.47)
Shares used in computing per share amounts
Basic and diluted	47,524	34,915		42,133	34,349
(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$333	$424		$1,371	$1,997
General and administrative	200	201		866	1,234

	$533	$625		$2,237	$3,231

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2006
Assets:
Cash and cash equivalents	$4,021	$1,650
Marketable securities	13,263	7,799
Other current assets	247	525

	17,531	9,974
Furniture, equipment and leasehold improvements, net	851	428
Other	47	33

Total assets	$18,429	$10,435

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$1,727	$2,056
Deferred rent liability	25	58
Stockholders’ equity	16,677	8,321

Total liabilities and stockholders’ equity	$18,429	$10,435

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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